UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2007

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal                     0-25165              14-1809721
      (State or Other Jurisdiction    (Commission File No.)     (I.R.S. Employer
                       of Incorporation)                                                                                               Identification No.)

302 Main Street, Catskill NY                                                      12414
(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code: (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On January 26, 2007, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the six-months and quarter ended December 31, 2006 and 2005. A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01.  Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.   Description

99.1    Press release dated January 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: January 26, 2007                                                By: /s/ J. Bruce Whittaker
J. Bruce Whittaker
President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Increased Earnings

Catskill, N.Y. -- (BUSINESS WIRE) - January 26, 2007-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County, today reported net income for the six months and quarter ended December 31, 2006. Net income for the six months ended December 31, 2006 amounted to $1.5 million or $0.37 per basic and $0.36 per diluted share as compared to $1.2 million or $0.29 per basic and $0.28 per diluted share for the six months ended December 31, 2005, an increase of $0.3 million, or 25.0%. Net income for the quarter ended December 31, 2006 amounted to $757,000 or $0.18 per basic and diluted share as compared to $527,000 or $0.13 per basic and diluted share for the quarter ended December 31, 2005, an increase of $230,000, or 43.6%. The increases reflected improvement in noninterest income, including a gain on the sale of the old Coxsackie branch building, which helped offset compression of net interest spread and margin.

Net interest income remained relatively flat at $5.3 million and $2.6 million for the six months and quarters ended December 31, 2006 and 2005, respectively. Net interest spread decreased 25 basis points to 3.54% as compared to 3.79%, when comparing the six months ended December 31, 2006 and 2005. Net interest spread decreased 23 basis points to 3.51% as compared to 3.74%, when comparing the quarters ended December 31, 2006 and 2005. Net interest margin decreased 22 basis points to 3.66% for the six months ended December 31, 2006 as compared to 3.88% for the six months ended December 31, 2005. Net interest margin decreased 20 basis points to 3.63% for the quarter ended December 31, 2006 as compared to 3.83% for the quarter ended December 31, 2005. Rates have remained relatively unchanged, continuing an inverted yield curve and contributing to compression of net interest spread and margin. Due to its high levels of long-term fixed rate loans, the Company may continue to experience compression of net interest margin and spread.

The provision for loan losses amounted to $111,000 and $60,000 for the six months ended December 31, 2006 and 2005, respectively, an increase of $51,000. The provision for loan losses amounted to $66,000 and $30,000 for the quarters ended December 31, 2006 and 2005, respectively, an increase of $36,000. The increase in the level of provision was partially a result of growth in the loan portfolio and an increase in the amount of loan charge-offs, which were associated with the overdraft protection program. Net charge-offs associated with the overdraft protection program increased $29,000, or 138.0% when comparing the six months ended December 31, 2006 and 2005.

Noninterest income amounted to $2.1 million for the six months ended December 31, 2006 as compared to $1.6 million for the six months ended December 31, 2005, an increase of $0.5 million or 31.3%. Noninterest income amounted to $1.2 million for the quarter ended December 31, 2006 as compared to $761,000 for the quarter ended December 31, 2005, an increase of $442,000 or 58.1%. A pretax gain of approximately $257,000 related to the sale of the old Coxsackie branch building was the most significant item contributing to the improvement in noninterest income. Service charges on deposit accounts increased $140,000 for both the six months and quarter ended December 31, 2006 due to higher levels of insufficient funds charges.

Noninterest expense declined $90,000 to $5.1 million for the six months ended December 31, 2006 compared to $5.2 million for the six months ended December 31, 2005. Noninterest expense increased $42,000 to $2.66 million for the quarter ended December 31, 2006 as compared to $2.62 million for the quarter ended December 31, 2005. Salaries and employee benefits decreased $65,000 when comparing the six months ended December 31, 2006 and 2005. Retirement expense decreased $103,000 primarily as result of discontinuing the accrual of benefits under the defined benefit pension plan. This decrease was partially offset by an increase in 401-(k) contribution expense of $20,000 resulting from an increase in the Company’s employer match. Overtime was higher for the periods ended December 31, 2005 due to the upgrade of the Company’s core processing system. Salaries and employee benefits increased $18,000 when comparing the quarters ended December 31, 2006 and 2005 as a result of additional staffing in preparation for the opening of two new branch locations in the third quarter of fiscal 2007. Occupancy expense increased $64,000 and $43,000, respectively, when comparing the six months and quarters ended December 31, 2006 and 2005 due to higher utility costs, building maintenance and increased depreciation expense associated with the relocated Cairo and Coxsackie branches, and the opening of the new operations center in Catskill. Service and data processing fees decreased $47,000 when comparing the six months ended December 31, 2006 and 2005, which resulted from discontinued outsourcing of the core data processing function. Other noninterest expenses decreased $80,000 and $68,000, respectively, when comparing the six months and quarters ended December 31, 2006 and 2005. These expenses were higher for the periods ended December 31, 2005, due to expenses associated with the data processing system conversion such as training costs, licensing fees and professional fees.

The provision for income taxes reflected the expected tax associated with the revenue generated for the given period and certain regulatory requirements. The effective tax rate was 30.3% for the six months ended December 31, 2006, compared to 28.8% for the six months ended December 31, 2005. The effective tax rate was 31.6% for the quarter ended December 31, 2006, compared to 27.3% for the quarter ended December 31, 2005. The increases in effective rates for the periods ended December 31, 2006 were the result of increased pre-tax income and the resultant reduced percentage of tax exempt interest earned in total taxable income.

Total assets of the Company were $312.3 million at December 31, 2006 as compared to $307.6 million at June 30, 2006, an increase of $4.7 million, or 1.5%. The loan portfolio increased $12.0 million to $203.5 million at December 31, 2006. Real estate mortgages, both residential and commercial, and home equity loans, increased during the six-month period. Funding the loan growth was an increase in deposits of $2.9 million and principal payments and maturities of securities of $12.4 million, offset by purchases of securities of $3.8 million. Premises and equipment increased $2.5 million due to the new operations center in Catskill and new branches in development in the new Catskill Commons Plaza and in the Town of Greenport. These new facility additions were partially offset by the sale of the old Coxsackie branch building.

Shareholders’ equity increased $1.7 million to $35.3 million at December 31, 2006 from $33.6 million at June 30, 2006, as net income of $1.5 million and other comprehensive income of $516,000 were partially offset by cash dividends paid of $424,000. Accumulated other comprehensive income increased as a result of the mark-to-market of the available-for-sale investment portfolio, net of tax. Other changes in equity were the result of activities associated with the various stock-based compensation plans of the Company including the 2000 Stock Option Plan and ESOP.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its seven branch offices located in Catskill, Cairo, Coxsackie, Greenville, Hudson, Tannersville, and Westerlo, New York. New branches opening in the next few weeks include an office in the new Catskill Commons Plaza and another in Greenport located in Columbia County. The Company has also recently purchased a parcel of land in the Town of Ghent, just outside the Village of Chatham in Columbia County. Branch plans are currently being developed for this property.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At and for the Six		At and for the Three
	Months Ended December 31,		Months Ended December 31,
	2006	2005		2006		2005
In thousands, except share and per share data
Interest income	$8,294	$7,189		$4,223		$3,553
Interest expense	3,015	1,846		1,593		940
Net interest income	5,279	5,343		2,630		2,613
Provision for loan loss	111	60		66		30
Noninterest income	2,094	1,563		1,203		761
Noninterest expense	5,094	5,184		2,661		2,619
Income before taxes	2,168	1,662		1,106		725
Tax provision	657	479		349		198
Net Income	$1,511	$1,183		$757		$527

Basic EPS	$0.37	$0.29		$0.18		$0.13
Weighted average shares outstanding	4,119,836	4,091,442		4,122,029		4,093,593

Diluted EPS	$0.36	$0.28		$0.18		$0.13
Weighted average diluted shares outstanding	4,190,163	4,177,775		4,192,392		4,179,338

Dividends declared per share [1]	$0.23	$0.22	$	---	$	---

Selected Financial Ratios
Return on average assets	0.98%	0.81%		0.97%		0.73%
Return on average equity	8.79%	7.18%		8.68%		6.36%
Net interest rate spread	3.54%	3.79%		3.51%		3.74%
Net interest margin	3.66%	3.88%		3.63%		3.83%
Non-performing assets to total assets	0.13%	0.37%
Non-performing loans to total loans	0.20%	0.62%
Allowance. for loan loss to non-performing loans	342.86%	114.89%
Allowance. for loan loss to total loans	0.67%	0.71%
Shareholders’ equity to total assets	11.30%	11.34%
Dividend payout ratio[1]	62.16%	75.86%
Book value per share	$8.56	$8.18

1 Greene County Bancorp, MHC, the owner of 53.5% of the shares issued by the Company, waived its right to receive the semi-annual dividends. No adjustment has been made to account for this waiver.

	As of December 31, 2006	As of June 30, 2006
In thousands, except share data
Assets
Total cash and cash equivalents	$14,388	$15,852
Investment securities, at fair value	79,103	87,267
Federal Home Loan Bank stock, at cost	643	643

Gross loans receivable	203,461	191,429
Less: Allowance for loan losses	(1,368)	(1,314)
Less: Unearned origination fees and costs, net	20	(22)
Net loans receivable	202,113	190,093

Premises and equipment	13,319	10,805
Accrued interest receivable	1,810	1,736
Prepaid expenses and other assets	942	1,169
Total Assets	$312,318	$307,565

Liabilities and shareholders’ equity
Noninterest bearing deposits	$42,108	$41,503
Interest bearing deposits	229,012	226,747
Total deposits	271,120	268,250

FHLB borrowing	5,000	5,000
Accrued expenses and other liabilities	899	734
Total liabilities	277,019	273,984
Total shareholders’ equity	35,299	33,581
Total liabilities and shareholders’ equity	$312,318	$307,565
Common shares outstanding	4,146,826	4,145,246
Treasury shares	158,844	160,424

Contact: J. Bruce Whittaker, President and CEO or Michelle Plummer, CFO and Treasurer
Phone: 518-943-2600